EXHIBIT 10.6(a)(vii)
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT PURSUANT TO
CONDUENT INCORPORATED PERFORMANCE INCENTIVE PLAN

This Performance Restricted Stock Unit Award Agreement (“Agreement”) is made by Conduent Incorporated, a New York corporation (the “Company”), as of the date that appears in the Award Summary (as defined below) and the individual whose name appears on the Award Summary (the “Employee”), who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the Company, or such subsidiary or affiliate, the “Employer”).

In accordance with the provisions of the Conduent Performance Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company has authorized the execution and delivery of this Agreement.

Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The “Award Summary” is a separate document, posted to GEMS or any other applicable Human Resources information system, that provides for the effective date hereof (the “Date of Grant”), the applicable number of Performance Restricted Stock Units granted pursuant hereto, and the value of a share of Common Stock on the Date of Grant (the “Share Base Price”). The Award Summary is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARDS

1. Award of Performance Restricted Stock Units. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the Date of Grant the number of Performance Restricted Stock Units (the “PRSUs”) as shown on the Award Summary.

TERMS OF THE PERFORMANCE SHARE UNITS

2. Entitlement to Shares. As soon as practicable and within 60 days following each applicable Vesting Date (as defined below) (or such earlier date provided in Section 8) in connection with the PRSUs, the Company shall deliver to the Employee, in such manner as the Company shall determine, a number of shares of Common Stock equal to the number of vested PRSUs (subject to reduction for withholding of the Employee’s taxes in relation to the award as described in Section 10); provided that any fractional shares shall be delivered in the form of cash equal to the value of such fractional shares on the applicable Vesting Date.

3. Vesting. The PRSUs will be subject to both a service-based vesting condition (the “Service Condition”), which will be satisfied based on the Employee’s employment with the Company or a subsidiary or Affiliate, and a performance-based vesting condition (the “Share Price Condition”) which will be satisfied based on the achievement of share price conditions specified below. The PRSUs are divided into three equal tranches (the “First Vesting Tranche”, the “Second Vesting Tranche” and the “Third Vesting Tranche”, each a “Vesting Tranche”), with each Vesting Tranche covering 1/3 of the PRSUs.

The “Vesting Date” for each applicable Vesting Tranche shall be the first day upon which both the Service Condition and the Share Price Condition related to such Vesting Tranche are satisfied, as set forth in the table below.

		Each tranche vests after both conditions are satisfied
	Portion of PRSUs	Share Price Condition		Service Condition
First Vesting Tranche	1/3	50%	and	December 31, 2020
Second Vesting Tranche	1/3	100%	and	December 31, 2021
Third Vesting Tranche	1/3	150%	and	December 31, 2022

EXHIBIT 10.6(a)(vii)
The Service Condition shall be satisfied with respect to the applicable Vesting Tranche on the date set forth in the table above, subject to the Employee’s continued employment with the Company or a subsidiary or Affiliate on such date (each such date, a “Service Vesting Date”).

The Share Price Condition shall be satisfied with respect to the applicable Vesting Tranche when the average closing price per share of Common Stock exceeds the Share Base Price by the percentage set forth above (each, a “Share Price Condition”) during a consecutive 20-trading day period. The Share Base Price may be equitably adjusted as provided in Section 6 of the Plan. Notwithstanding, to the extent all or a portion of the PRSUs have not vested as of the last Service Vesting Date, the unvested PRSUs will be forfeited. For purposes of calculating the average closing price per share, an amount shall be added to each such closing price equal to the aggregate dividends, if any, paid in respect of a share of Common Stock between the Date of Grant and the applicable measurement date for calculating the average closing price.
Upon the occurrence of an event constituting a Change in Control, notwithstanding anything to the contrary in Section 22(b) of the Plan, the PRSUs outstanding on the date of such Change in Control, and any dividend equivalents with respect thereto, shall remain outstanding and thereafter the vesting of such PRSUs, and any dividend equivalents with respect thereto, shall be subject to the Service Conditions set forth in this Section 3 (while the Share Price Conditions shall each be deemed to have been achieved as of the date of the Change in Control), and in such instance such PRSUs shall be paid in cash in accordance with Section 22(f) of the Plan at the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee; provided that the PRSUs, and any dividend equivalents with respect thereto, shall vest and shall be paid to the extent provided in Section 8 in the event of the Employee’s termination of employment following such Change in Control and prior to a Vesting Date. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
4. Dividend Equivalents. The Employee shall become entitled to receive from the Company on each applicable Vesting Date (or such earlier date provided in Section 8) a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of vested PRSUs (if any) would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on each applicable Vesting Date (or such earlier date provided in Section 8) as provided under Section 3. Payments under this Section shall be net of any required withholding taxes.
OTHER TERMS
5. Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock and related holding requirements (the “Stock Ownership Guidelines”) shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to the Employee in writing.

6. Voting Rights/Dividends. Except as otherwise provided herein, the Employee shall have no rights as a shareholder with respect to the PRSUs until the date of issuance of a stock certificate to him for such PRSUs and no adjustment shall be made for dividends or other rights for which the record date is prior to the date the PRSUs become vested.

7. Non-Assignability. Unless otherwise provided by the Committee in its discretion, PRSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 11 of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a PRSU in violation of the provisions of this Section 7 and Section 11 of the Plan shall be void.

8. Effect of Termination of Employment or Death.

(a) Effect on PRSUs. In the event of the Employee’s termination of employment prior to December 31, 2022, the PRSUs will be treated as set forth below.

(i) Voluntary Resignation. In the event the Employee voluntarily ceases to be an employee of the Employer for any reason other than Termination For Good Reason following a Change in Control, the PRSUs that have not vested in accordance with Section 3 shall be canceled and forfeited on the date of such voluntary termination of employment.

(ii) Termination without Cause. In the event the Employee involuntarily ceases to be an employee of the Employer prior to a Change in Control for any reason other than due to death, Disability or a termination for

EXHIBIT 10.6(a)(vii)
Cause, the Employee will remain eligible to vest in the PRSUs that are unvested as of the Termination Date, and any dividend equivalents with respect thereto, as set forth below:

Date of Termination	Vesting Tranche	Treatment of Vesting Tranche
Prior to December 31, 2020	All	Forfeited
Between December 31, 2020 and December 30, 2021	First Vesting Tranche	To the extent not vested as of the Termination Date, full number of PRSUs in such Vesting Tranche if Vesting Date is on or prior to December 31, 2021
	Second Vesting Tranche	Pro-Rata Amount (defined below) if Vesting Date is on December 31, 2021
	Third Vesting Tranche	Forfeited
Between December 31, 2021 and December 31, 2022	First Vesting Tranche	To the extent not vested as of the Termination Date, full number of PRSUs in such Vesting Tranche if Vesting Date is on or prior to December 31, 2022
	Second Vesting Tranche	To the extent not vested as of the Termination Date, full number of PRSUs in such Vesting Tranche if Vesting Date is on or prior to December 31, 2022
	Third Vesting Tranche	Pro-Rata Amount (defined below) if Vesting Date is on December 31, 2022

The “Pro-Rata Amount” will be equal to the number of PRSUs subject to the applicable Vesting Tranche, multiplied by a fraction, the numerator of which is the number of full months elapsed since the most recent Service Vesting Date immediately preceding such Termination Date and the denominator of which is 12.

The vesting of such PRSUs, and any dividend equivalents with respect thereto, shall remain subject to the achievement of the applicable Share Price Condition on or prior to the date indicated in the table above, and shall be settled within 60 days following the Vesting Date in accordance with Section 2; provided that such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in detrimental activity in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date. Any PRSUs that do not vest pursuant to the table set forth above shall be forfeited.
(iii) Qualifying Termination Following Change in Control. In the event the Employee involuntarily ceases to be an employee of the Employer following a Change in Control for any reason other than a termination for Cause, or voluntarily ceases to be an employee due to a Termination for Good Reason following a Change in Control, then the PRSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall immediately vest (without proration based on the portion of the vesting period elapsed prior to such termination) and shall be paid in cash in accordance with Section 22(f) of the Plan within 60 days following the earliest time set forth in Section 22(c) of the Plan that will not trigger a tax or penalty under Section 409A of the Code, as determined by the Committee. Such vesting shall be contingent, at the discretion of the Company, upon the Employee executing a general release (which may include an agreement with respect to engagement in

EXHIBIT 10.6(a)(vii)
detrimental activity, in a form acceptable to the Company) and such release becoming effective and irrevocable within the 60-day period following such Termination Date.

(iv) Death or Disability. In the event the Employee involuntarily ceases to be an employee of the Employer by reason of death or Disability prior to a Change in Control, the PRSUs covered by this Agreement, and any dividend equivalents with respect thereto, shall remain eligible to vest pursuant to Section 3 as if such Employee remained employed through each applicable Service Vesting Date and shall be settled within 60 days following the applicable Vesting Date in accordance with Section 2, without proration.

(v) Termination for Cause. In the event the Employee involuntarily ceases to be an employee of the Employer due to termination for Cause, the PRSUs shall be cancelled and forfeited on the date of such termination of employment.

(b) Definitions. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.

“Termination For Good Reason” has the meaning set forth in Section 22(a)(vi) of the Plan.

“Disability” shall include cessation of active employment due to commencement of long-term disability under the Employer’s long-term disability plan or under a disability policy of any subsidiary or Affiliate, as applicable; provided that a Disability shall not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A of the Code.

“Termination Date” means the date of the Employee’s termination of employment with the Employer.

(c) Divestiture. Notwithstanding the above, the termination of the Employee’s employment with the Employer in connection with the Employer’s sale (whether by sale of assets or a subsidiary, or both) of a line of business within which the Employee was employed immediately prior to such sale as determined by the Committee in its sole discretion, that does not constitute a Change in Control, shall be treated as an involuntary termination of employment for purposes of this Agreement and the PRSUs shall vest and be paid as provided in Section 8(a)(ii) above; provided, however, that in the event such Termination Date occurs prior to December 31, 2020, the Employee shall be eligible to vest in a Pro-Rata Amount with respect to the First Vesting Tranche to the extent that the Vesting Date for such tranche occurs on or prior to December 31, 2021; and provided, further, that, in the event the Employee is offered a comparable position (as determined by the Committee in accordance with the Company’s severance policy) with the acquirer of such line of business and does not accept such offer, the PRSUs shall be cancelled and forfeited on the date of termination of employment.

9. General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PRSUs or the issue or purchase of shares of Common Stock hereunder, the certificates for shares of Common Stock may not be issued in respect of PRSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PRSUs.

10. Responsibility for Taxes. The Employee acknowledges that the ultimate responsibility for the Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to the Employee’s participation in the Plan and legally applicable to the Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. In the event that there is withholding tax liability in connection with the vesting or settlement of PRSUs, the Employee may satisfy, in whole or in part, any withholding tax liability: (a) by cash payment of an amount equal to such withholding liability; or (b) by having the Company withhold from the number of PRSUs in

EXHIBIT 10.6(a)(vii)
which the Employee would be entitled to vest a number of shares of Common Stock having a fair value equal to such withholding tax liability in accordance with the Company’s share withholding procedures.

11. Nature of Award. In accepting the award, the Employee acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the PRSUs are subject to modification and adjustment under Section 6 of the Plan;

a.the award of the PRSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PRSUs, or benefits in lieu of PRSUs, even if PRSUs have been granted repeatedly in the past;

a.all decisions with respect to future PRSU awards, if any, will be at the sole discretion of the Committee or its authorized delegate, as applicable;

b.the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PRSU award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;

c.the Employee is voluntarily participating in the Plan;

d.the PRSUs and the shares of Common Stock subject to the PRSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Employee’s employment contract, if any;

e.the PRSUs and the shares of Common Stock subject to the PRSUs are not intended to replace any pension rights or compensation;

f.the PRSUs and the shares of Common Stock subject to the PRSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

g.the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

h.in consideration of the award of the PRSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PRSUs, including, but not limited to, forfeiture resulting from termination of the Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived the Employee’s entitlement to pursue such claim; and

i.subject to the provisions in the Plan regarding Change in Control, PRSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12. No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13. Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan

EXHIBIT 10.6(a)(vii)

14. Restrictive Covenants. Other than with respect to an Employee who is located in California or another jurisdiction where such restrictive covenants are not permitted under applicable law, this Award and the delivery of any shares of Common Stock hereunder are contingent on the Employee executing, and the Employee’s continued compliance with, the Non-Competition and Non-Solicitation Agreement set forth as Exhibit A to this Agreement (the “Restrictive Covenants”).

15. Recoupments.

(a) If the Employee is reasonably deemed by the Committee or its authorized delegate, as applicable, to have engaged in detrimental activity against the Employer, any awards granted to the Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award that occurred six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:

(i) violating the Restrictive Covenants or any non-compete agreement with the Employer, if applicable;

(ii) disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii) violating any rules, policies, procedures or guidelines of the Employer;

(iv) directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(b) If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any incentive-based compensation in excess of what would have been paid under the accounting restatement, including entitlement to shares provided under this Agreement, to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares of Common Stock that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.

16. Cancellation and Rescission of Award. Without limiting the foregoing Section 15, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:
(a) The Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b) The Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.

EXHIBIT 10.6(a)(vii)
Notwithstanding the above, this Agreement does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity, and shall not, and not be interpreted to, impair the participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act). Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c) The Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.

(d) Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Section 16 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Employee received in connection with the rescinded payment or delivery.

17. Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 100 Campus Dr. Suite 200 Florham Park, NJ 07932 USA, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

18. Language. If the Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19. Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any employee who fails to comply with the Company’s acceptance requirement within six months of the effective date of the award.

20. Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Section 11 of the Plan to the personal representatives, legatees and heirs of the Employee.

22. Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law. This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the state or federal courts located in New York.

EXHIBIT 10.6(a)(vii)

23. Section 409A. It is intended that the provisions of this Agreement comply with, or are exempt from, Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Employee or for the Employee’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Employee to the Company or any of its Affiliates. In the event that any 60-day period described in Section 8 of this Agreement straddles two calendar years, then any PRSUs, and any dividends with respect thereto, that are settled within such 60-day period in accordance with this Agreement shall be settled in the second calendar year.

If, at the time of the Employee’s separation from service (within the meaning of Section 409A), (a) the Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (b) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.

Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Employee or for the Employee’s account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes or penalties.

24. Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

25. Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

26. Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PRSU award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for the Employee’s country (the “Appendix”). Moreover, if the Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

27. Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PRSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT 10.6(a)(vii)
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

CONDUENT INCORPORATED

By:
Signature

EXHIBIT 10.6(a)(vii)
EXHIBIT A

Non-Competition and Non-Solicitation Agreement

This Non-Competition and Non-Solicitation Agreement (“Agreement”) is made effective as of April 1, 2020 (“Effective Date”) between Conduent Business Services, LLC, its parent, subsidiaries, divisions and affiliates (collectively, “Conduent”) and the individual whose name appears on the Award Summary (the “Employee”).

WHEREAS, Employee acknowledges that Conduent is in a competitive industry in which the creation, maintenance, and use of confidential or proprietary information and innovation are critical to Conduent’s success, and that the protection of that information and innovation is reasonably necessary to protect the goodwill and other legitimate business interests of Conduent; and

WHEREAS, Employee further acknowledges the receipt and sufficiency of the consideration provided to Employee in exchange for Employee’s obligations under this Agreement, including, but not limited to the grant of long term incentive compensation contemporaneous herewith.

NOW, THEREFORE, Conduent and Employee agree as follows:

1.Non-Competition. (a) During the Non-Compete Period, Employee will not, directly or indirectly, engage by any means (including, but not limited to, as an employee, proprietor, partner, agent, contractor, or consultant) for or on behalf of any Restricted Business in the Geographical Area.

b.For purposes of this Agreement, the following terms will have the meaning set forth below:

(i)“Non-Compete Period” means the term of Employee’s employment with Conduent through a period of six (6) months following the Employment Cessation Date.

(ii)“Employment Cessation Date” means the later of Employee’s last day of active employment with Conduent or Employee’s termination date as reflected in Conduent’s records.

(iii)“Restricted Business” means: (A) Accenture plc (including any holding companies, parents, subsidiaries, and affiliates); (B) Hewlett Packard Enterprise Co. (including any holding companies, parents, subsidiaries, and affiliates); and (C) each Proxy Peer.

(iv)“Proxy Peer” means one of the following, as applicable:

(A)until Conduent files a Proxy Statement, each of the following companies: ADP, Aon, CACI International, Cerner Corp., CGI Group Inc., Cognizant Technology, Computer Sciences Corp., Convergys, Genpact, Maximus, Paychex, and Quintiles IMS (including any holding companies, parents, subsidiaries, and affiliates of each of the foregoing companies); or

(B)once Conduent files a Proxy Statement, each company listed as part of Conduent’s peer group in the Proxy Statement with the list of each company being automatically updated to conform to the list of each company contained in each subsequently filed Proxy Statement and with the most recently filed Proxy Statement occurring prior to the Employment Cessation Date being the reference list of each company deemed to be included in Conduent’s peer group (including any holding companies, parents, subsidiaries, and affiliates of each of the foregoing companies).

(v)“Proxy Statement” means a Definitive Proxy Statement (Schedule 14A) filed with the U.S. Securities and Exchange Commission by Conduent which contains a Compensation Discussion and Analysis section listing the peer companies of Conduent.

1

EXHIBIT 10.6(a)(vii)
(vi)“Geographical Area” means the United States of America and any other country in which the Employee had responsibility for the business activity of Conduent in the twelve (12) months preceding the Employment Cessation Date.

2.Non-Solicitation of Customers. During the term of Employee’s employment and for a period of twelve (12) months following the Employment Cessation date (“Non-Solict Period”), Employee will not, directly or indirectly, solicit, service, handle, or accept business from any customer or potential customer of Conduent, or solicit, induce or encourage any customer or potential customer to terminate or reduce the level of business it does with Conduent. This covenant shall only apply to (i) customers of Conduent with whom Employee had contact or for whom Employee was responsible, in whole or part, for providing (or assisting or supervising the performance of) services or products on behalf of Conduent during the last twelve (12) months of the Employee’s active employment with Conduent, and (ii) those prospective customers of Conduent with whom Employee had contact or solicited business on behalf of Conduent during the last twelve (12) months of the Employee’s active employment.

3.Non-Solicitation of Employees. During the Non-Solicit Period, as defined above, Employee will not, directly or indirectly, recruit, solicit, induce, encourage or assist any employee of Conduent to leave the Employee’s employment with Conduent.

4.At Will Employment. Employee and Conduent agree and acknowledge that Employee’s employment with Conduent is at-will and that this Agreement doesn’t obligate Employer to employ Employee for a predetermined period of time. Employee has the right to terminate the Employee’s employment at any time for any reason, and Conduent has the same right. The post- employment obligations of this Agreement shall survive the termination of Employee’s employment with Conduent.

5.Termination Of Certain Other Obligations. Employee and Conduent agree that any prior agreement between Employee and Conduent (including any agreement between Employee and another company which was legally assumed by Conduent) containing a non-compete obligation, a non-solicitation of customers obligation or a non-solicitation of employees obligation is hereby terminated and Employee shall only be subject to this Agreement with respect to such matters. Except as provided by the preceding sentence, all other terms of all agreements between Employee and Conduent (including any agreement between Employee and another company which was legally assumed by Conduent) shall remain in full effect.

6.Equitable Relief. Employee and Conduent agree that, in the event of breach of this Agreement by Employee, Conduent would be irreparably harmed but the amount of damages to Conduent would be difficult to ascertain. Conduent and Employee agree that in the event of such breach, Conduent shall have the right to an injunction or other equitable relief and to all other appropriate legal remedies, including damages. In the event any lawsuit is brought to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its, his or her reasonable attorneys’ fees and cost from the other party.

7.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Employee and Conduent agree that any claims or suits arising out of or relating to this Agreement shall be commenced and maintained in the state or federal courts located in New York, and Employee hereby submits to the jurisdiction and venue of any such court.

8.Enforceability. In the event that any of the provisions of this Agreement is deemed unenforceable or to exceed the protections afforded employers under applicable law, then such provision(s) shall be deleted and/or revised to provide Conduent the maximum protections permitted by applicable law and still be valid and enforceable, and all remaining provisions of this Agreement shall remain in full force and effect.

9.Binding Effect: Employee acknowledges that Employee had the opportunity to review this Agreement with an attorney of the Employee’s own choosing and that Employee carefully reviewed the terms of this Agreement before knowingly and voluntarily executing it.

10.No Waiver. Any failure by Conduent to exercise any of its rights under this Agreement in the event of any breach of the Agreement by Employee shall not be construed as a waiver of any such breach, nor act to prevent Conduent from requiring strict compliance with the terms of this Agreement.

11.Assignment: This Agreement shall be assignable to and shall inure to the benefit of Conduent’s successors and assigns, including, but not limited to, subsidiaries and/or successors through mergers, name change, consolidation or sale of the majority of Conduent’s stock or assets and shall be binding upon Employee. Employee shall not have the right to assign the Employee’s rights or obligations under this Agreement. The covenants contained in this Agreement shall survive termination of Employee’s employment regardless of who causes the termination of employment or the reason for the termination.

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EXHIBIT 10.6(a)(vii)

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